Exhibit 99.1

NEWS RELEASE

Arlo Technologies Announces Date of Annual Meeting of Stockholders

SAN JOSE, California – May 13, 2019 - Arlo Technologies, Inc. (NYSE: ARLO), the #1 internet connected camera brand in the U.S.,1 today announced that its first Annual Meeting of Stockholders will be held on Friday, July 19, 2019, at 9:30 a.m. Pacific Time, at the Company’s headquarters in San Jose, California. The Board of Directors has established Monday, June 10, 2019 as the record date for determining stockholders entitled to vote at the Annual Meeting, in-person or by proxy.

About Arlo Technologies, Inc.

Arlo is the award-winning, industry leader that is transforming the way people experience the connected lifestyle. Arlo’s deep expertise in product design, wireless connectivity, cloud infrastructure and cutting-edge AI capabilities focuses on delivering a seamless, smart home experience for Arlo users that is easy to setup and interact with every day. The company’s cloud-based platform provides users with visibility, insight and a powerful means to help protect and connect in real-time with the people and things that matter most, from any location with a Wi-Fi or a cellular connection. To date, Arlo has launched several categories of award-winning smart connected devices, including wire-free smart Wi-Fi and LTE-enabled cameras, advanced baby monitors and smart security lights.

Arlo Technologies, Inc., Arlo and the Arlo logo are trademarks and/or registered trademarks of Arlo Technologies, Inc. and/or certain of its affiliates in the United States and/or other countries. Other brand and product names are for identification purposes only and may be trademarks or registered trademarks of their respective holder(s). The information contained herein is subject to change without notice. Arlo shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Contacts

Media Relations:	Investors:

press@arlo.com	Arlo Investor Relations
949-438-1088	Erik Bylin, 510-315-1004
investors@arlo.com

Source: Arlo-F

[1]	The NPD Group, Inc., U.S. Retail Tracking Service, Security & Monitoring, Camera Technology: Decentralized IP Camera and Centralized IP Camera, based on Dollars, Jan 2018-Dec 2018